Exhibit 99.1

News > Smith-Midland > Financial > June 2012 Results
August 13, 2012

SMC Announces Financial Results for the Quarter Ended June 30, 2012

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced total revenue of $6.6 million and a pre-tax earnings of $695,000 for the three months ended June 30, 2012, as compared to total revenue of $7.1 million and pre-tax earnings of $400,000 for the same period in 2011. The Company had net income of $424,000 for the three months ended June 30, 2012, as compared to net income of $255,000 for the same period in 2011. The fully diluted earnings per share were $.09 for the three months ended June 30, 2012 and the fully diluted earnings per share was $.05 for the same period in 2011.

The Company reported total revenue of $12.6 million and pre-tax earnings of $470,000 for the six months ended June 30, 2012, as compared to total revenue of $14.8 million and pre-tax earnings of $690,000 for the same period in 2011. The Company had net income of $296,000 for the six months ended June 30, 2012, as compared to net income of $442,000 for the same period in 2011. The fully diluted earnings per share were $.06 for the six months ended June 30, 2012 and the fully diluted earnings per share was $.09 for the same period in 2011.

Rodney Smith, Chairman and CEO stated, “The Company's improved performance for the second quarter of 2012 was due in part to managements' ability to successfully react to a weak but improving construction industry outlook. We reported in the first quarter, to offset potential losses in 2012, the Company enacted layoffs and salary reductions at its main production facility in Midland, VA. This action was one of the primary reasons for the profits earned in the second quarter of 2012. Another reason for these profits was management's ability to find new sources of revenue such as the contract awarded to Smith-Midland for installation and removing concrete safety barrier for the NATO Summit in Chicago, IL in May 2012. We will continue to have Company profitability and our shareholders interest as our highest priority as we execute our goal of running Smith Midland leaner and stronger each day for where we want to be in 25 years - remember Warren Buffets instructions to Tony Nicely at Geico, from my third quarter of 2011 press release.

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's Form 10-K for the fiscal year December 31, 2011.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com